Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Kathleen M. Boege General Counsel & Corporate Secretary
TELEPHONE	(312) 928-0045
FOR IMMEDIATE RELEASE	July 22, 2013

FreightCar America appoints Charles F. Avery, Jr. as Chief Financial Officer

CHICAGO – July 22, 2013 – FreightCar America, Inc. (NASDAQ: RAIL) today announced that its Board of Directors has appointed Charles (Chip) F. Avery, Jr. as Vice President Finance, Chief Financial Officer and Treasurer, effective August 1, 2013. Mr. Avery succeeds Joseph E. McNeely, who was recently appointed by the Company to the position of President and Chief Operating Officer.

Mr. Avery, 48, has 26 years of experience in finance and accounting. He has spent much of his career providing financial and information technology leadership for global manufacturing companies. Mr. Avery has most recently served as Vice President, Corporate Controller and Chief Information Officer at Federal Signal Corporation. Previously, he held various positions at Home Products International, Inc., including the role of Senior Vice President Finance. He also spent over ten years in public accounting with Arthur Andersen LLP.

“Chip will be a great complement to our executive team, as his financial and broad business experience will help guide the Company through the changes that will position the Company for future success,” said Mr. McNeely. “We are confident that with Chip, we have the leadership that FreightCar America needs to execute its strategic long-term growth plans.”

About FreightCar America, Inc.

FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

# # #